Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@unitedauto.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO CHANGING NAME TO PENSKE AUTOMOTIVE GROUP, INC.

BLOOMFIELD HILLS, MI, June 29, 2007 – United Auto Group, Inc. (NYSE: UAG), an international automotive retailer, announced that the Company will officially change its corporate name from United Auto Group, Inc. to Penske Automotive Group, Inc. upon the open of business on Monday, July 2, 2007. On the same day, the Company’s ticker symbol on the New York Stock Exchange will change to “PAG” to reflect the change in name.

Voting and all other rights relating to the Company’s common stock will not be affected by the name change. Further, the name change has no impact on the validity or transferability of currently outstanding stock certificates. Stockholders are not required to surrender existing certificates as a result of the change in name.

United Auto Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 311 retail automotive franchises, representing 41 different brands, and 26 collision repair centers. UnitedAuto, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 164 franchises in 19 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. UnitedAuto is a member of the Fortune 500 and Russell 1000 and has 16,000 employees.

# # #